EXHIBIT 3.1.1

ROSS MILLER
Secretary of State
204 North Carson St., Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Document Number
Ross Miller	20100301844-13
Secretary of State	Filing Date and Time
State of Nevada	5/3/2010
Entity Number
E0473672008-2

CERTIFICATE OF AMENDMENT

Certificate of Amendment to the Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 – After Issuance of Stock)

1.           Name of Corporation:

EFL OVERSEAS, INC.

2.           The articles have been amended as follows (provide article numbers, if available):

The following paragraph has been added to Article 3:

Effective May 15, 2010 each outstanding share of this Corporation’s common stock will automatically be converted into twenty shares of this Corporation’s common stock.  Any fractional share resulting from the forward stock split will be rounded to the nearest whole share.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    174,000

4.           Effective date of filing (optional):   N/A

5.           Signatures:

/s/ Herbert T. Schmidt
           Signature